                DELAWARE OTSEGO CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                                 EXHIBIT 11
                                 Unaudited
                   (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
----------------------------------------------------------------------------
                          THREE MONTHS ENDED          NINE MONTHS ENDED
                     --------------------------- ---------------------------
                      Sep 30, 1996  Sep 30, 1995  Sep 30, 1996  Sep 30, 1995
                     ------------- ------------- ------------- -------------
PRIMARY  (1)
---------------------
Weighted Average
 Shares Outstanding          1,744         1,613         1,729         1,613
                     ============= ============= ============= =============
Net Income (Loss)         $    318      $    (84)     $ (1,177)     $  2,115
                     ============= ============= ============= =============
Earnings (Loss)
 per Share                $   0.18      $  (0.05)     $  (0.68)     $   1.31
                     ============= ============= ============= =============

FULLY DILUTED  (1)
---------------------
Average Shares
 Outstanding                 1,744         1,613         1,729         1,613
Assumed Conversion
 of 6.5% Convertible
 Subordinated Notes            338             *             *           338
                     ------------- ------------- ------------- -------------
                             2,082         1,613         1,729         1,951
                     ============= ============= ============= =============

Net Income (Loss)         $    318      $    (84)     $ (1,177)     $  2,115
Add:  6.5% Convertible
 Subordinated Note
 Interest, net of tax           35             *             *           117
                     ------------- ------------- ------------- -------------
Totals                    $    353      $    (84)     $ (1,177)     $  2,232
                     ============= ============= ============= =============
Earnings (Loss) per Share $   0.17             *             *      $   1.14
                     ============= ============= ============= =============



* Conversion of Convertible Subordinated Notes not assumed due to anti-dilutive effect.

(1) Exercise of potentially dilutive outstanding stock options and warrants has not been assumed in the primary and fully diluted earnings per share calculations as the exercise prices of the respective options and warrants exceeded the applicable market price of the Company's stock.

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